Exhibit 10.45

LONG-TERM RELATIVE PERFORMANCE AWARD NOTICE

to [Name]

Pursuant to the United Continental Holdings, Inc.

Long-Term Relative Performance Program

Performance Period January 1, 20[    ] to December 31, 20[    ]

1. The Program. This document constitutes your formal Award Notice with respect to an Award as a Participant under the United Continental Holdings, Inc. Long-Term Relative Performance Program (as amended from time to time, the “Program”) adopted under the United Continental Holdings, Inc. Incentive Plan 2010 (as amended from time to time, the “Incentive Plan 2010”). This Award Notice evidences your receipt of an Award under the Program with respect to the Performance Period commencing on January 1, 20[    ] and ending on December 31, 20[    ] (the “Performance Period”), subject to the terms of the Program and the Incentive Plan 2010. The effective date of your commencement in the Program with respect to this Award is [            , 20    ].

2. The Goal. The Compensation Committee of the Board of Directors of the Company (the “Committee”) has established a Performance Target for purposes of Awards under the Program.

(a) Performance Target. The Performance Target means the minimum level of Pre-tax Margin that must be achieved by the Company for the Performance Period in order for you to receive a Payment Amount. Achievement of the Performance Target for the Performance Period means that the Pre-tax Margin with respect to the Performance Period equals or exceeds the Entry Pre-tax Margin for the Performance Period. The entry, target, and stretch levels are as follows:

i. Entry Pre-tax Margin (which is more specifically defined in the Program) generally means the percentage determined by dividing the cumulative Pre-tax Income of all companies in the Industry Group (currently [                    ]) for the Performance Period by all such companies’ cumulative revenues over such period [[plus] [minus]          Basis Points];

ii. Target Pre-tax Margin is equal to Entry Pre-tax Margin plus          Basis Points; and

iii. Stretch Pre-tax Margin is equal to Target Pre-tax Margin plus          Basis Points.

(b) Change of Control. If a Change of Control occurs during the Performance Period, then the Company’s Pre-tax Margin for the Performance Period will be deemed to equal the Entry Pre-tax Margin plus          Basis Points.

3. Payout upon Achievement of Goal. If the Company’s Pre-tax Margin for the Performance Period equals or exceeds the Entry Pre-tax Margin for the Performance Period and you have remained continuously employed by the Company or a subsidiary through the end of the Performance Period, then the Payment Amount with respect to this Award will be an amount equal to (A) your Payout Percentage times (B) your Base Amount. Your Payout Percentage and Base Amount will be determined under the Program. As of the date of this Award, your Payout Percentage and Base Amount are as follows:

(a) Payout Percentage. Your Payout Percentage is equal to     % (representing the Entry Level LTIP Percentage), plus (1) an additional     % for each Basis Point by which the Company’s Pre-tax Margin with respect to the Performance Period exceeds the Entry Pre-tax Margin with respect to the Performance Period, up to and including the Target Pre-tax Margin (representing a Target Level LTIP Percentage of     %), and (2) an additional     % for each Basis Point by which the Company’s Pre-tax Margin with respect to the Performance Period exceeds the Target Pre-tax Margin with respect to such period, up to and including the Stretch Pre-tax Margin (representing a Stretch Level LTIP Percentage of     %).

(b) Base Amount. Your Base Amount is equal to $            .

4. Continuous Employment Required. Receipt of a Payment Amount is conditioned on your continuous employment with the Company or its subsidiaries through the last day of the Performance Period (with limited exceptions, as described in the Program).

5. Pro-Rated Payment. Your Payment Amount may be prorated as provided in the Program under certain circumstances.

6. Negative Discretion. In general, and subject to limited exceptions (as described in the Program), the Committee will have the right to reduce or eliminate the Payment Amount that would otherwise be payable for the Performance Period if the Committee determines in its discretion that such reduction or elimination is appropriate and in the best interest of the Company based on the Company’s unrestricted cash, cash equivalents, and short term investments and cash readily accessible under the Company’s unused lines of credit as of the end of the Performance Period; provided, however, that any such reduction or elimination shall apply in a uniform and nondiscriminatory manner to all Participants who are otherwise entitled to receive a Payment Amount with respect to the Performance Period.

7. Program and Incentive Plan 2010 Control. Capitalized terms used in this Award Notice are defined in the Program. The Program and the Incentive Plan 2010 are hereby incorporated into this Award Notice by reference. All statements in this Award Notice are qualified in their entirety by reference to the Program and the Incentive Plan 2010. If you have any questions, or wish to obtain a copy of the Program or the Incentive Plan 2010, please contact                     .

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